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PRESS RELEASE

For Immediate Release

BRG Closes Investment in Alexan CityCentre, a 340-Unit Class A Development in Houston; Announces Trammell Crow Residential as Development Partner

New York, NY (July 8, 2014) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (“BRG” or “the Company”) announced today that it has made a convertible preferred equity investment in a joint venture with Trammell Crow Residential (“TCR”), which was formed to develop a Class A rental apartment community known as Alexan CityCentre. Sized at approximately 340 units, the development is centrally located within the Houston, Texas Energy Corridor submarket, adjacent to CityCentre, a prominent 37-acre mixed use development complex encompassing 1.8 million square feet of office, hotel, retail, and residential space.

BRG’s underwriting projects a trended return on cost for the project of over 7.0% at stabilization, for value creation of 200 to 250 basis points versus sales of comparable multifamily communities in the Houston, Texas area at 4.5% - 5.0%, the Company said. The investment is forecast to generate a 15% AFFO yield during the development phase.

BRG expects to invest approximately $6.5 million of preferred equity, and together with affiliates of Bluerock Real Estate LLC, will contribute approximately 90% of the required equity for the development, with the balance contributed by TCR. Once the project is developed and 70% leased, BRG will have a right to convert its preferred equity investment into a control-position common membership interest in the managing member of the joint venture. Pending exercise of this conversion right, BRG will be entitled to a current-pay preferred return on its investment of 15% per year.

“TCR is a premier developer and a preferred builder in major markets across the country, with a track record of delivering measurable value, both strategic and operational, to the developments with which it is associated. We are extremely pleased to be able to work with them to bring this project to life,” said Ramin Kamfar, Chairman and CEO of BRG.

Alexan CityCentre will be situated in close commuting proximity to two West Houston employment nodes: the Energy Corridor, which houses 20.3 million square feet of office space and a reported 84,000 employees, as well as the Westchase District, which has approximately 14.3 million square feet of office space and 82,000 employees. Companies within these employment centers include BP America, Citgo, ConocoPhillips, Dow Chemical, ExxonMobil Chemical, Shell Oil Exploration and Production, Sysco and WorleyParsons, among others.

To attract the high income demographic working in the Energy Corridor and Westchase District, and to best leverage its location, the venture plans to build product that is considered high end for the submarket, featuring approximately 277 one-bedroom units and approximately 63 two-bedroom units, averaging 829 square feet. In addition to premium finishes and appliances, the complex will feature high-quality community amenities such as a resort quality pool, state of the art fitness facility, concierge, and business center.

The foregoing items were addressed and disclosed by the Company in a Current Report on Form 8-K filed on July 8, 2014 with the Securities and Exchange Commission.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust formed to acquire a diversified portfolio of institutional-quality apartment properties in demographically attractive growth markets throughout the United States. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

About Trammell Crow Residential

Trammell Crow Residential (“TCR”) is a premier multifamily real estate firm whose entities develop, construct and acquire multifamily communities of the highest standard. TCR owns approximately 16,000 apartment units nationwide, with an additional 5,000 new units under construction or planned to begin in 2014. TCR has been in business for more than three decades, and has developed more than 225,000 multifamily units in most major markets across the country.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward looking statements. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur, including the property’s ability to attract target renters, management’s commentary regarding Trammell Crow’s track record, and the attractiveness and implied value of the property. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to discussions of risk factors as detailed in filings by the Company with the Securities and Exchange Commission (“SEC”), including our periodic reports. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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